Registration No. 333- 155741

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	3842	20-1901148
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2555 Davie Road
Ft. Lauderdale, FL 33317
(954) 927-2044
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Maurice R. Ferré, M.D.	Jay O. Rothman
President and Chief Executive Officer	Paul D. Broude
MAKO Surgical Corp.	Foley & Lardner LLP
2555 Davie Road	777 East Wisconsin Avenue
Ft. Lauderdale, FL 33317	Milwaukee, Wisconsin 53202
(954) 927-2044	(414) 271-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if smaller reporting company)

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Dated December 8 , 2008

PRELIMINARY PROSPECTUS

12,980,951 Shares

MAKO Surgical Corp.
Common Stock

          This prospectus relates to the resale of up to 12,980,951 shares of our common stock that may be sold by the selling stockholders identified in this prospectus or a prospectus supplement. The shares covered by this prospectus consist of 4,916,434 shares issued upon the conversion of convertible preferred stock that we issued prior to our initial public offering, 6,451,613 shares sold in a private placement transaction and 1,612,904 shares that may be acquired upon the exercise of warrants that were issued prior to the filing of the registration statement of which this prospectus is a part.

          The selling stockholders may offer and sell the shares covered by this prospectus from time to time at prevailing market prices and privately negotiated prices.

          Our common stock is listed on The NASDAQ Global Market under the symbol “MAKO.” On December 5 , 2008, the last sale price of our common stock as reported on The NASDAQ Global Market was $ 7.29 per share.

          We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

          We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering the shares of common stock covered by this prospectus under federal and state securities laws.

          Investing in our common stock involves risks. Before making any investment in the common stock, you should carefully consider the risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2008.

          Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “us,” “our” or “ours” refer to MAKO Surgical Corp.

          You should rely only on the information contained in, and incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, and incorporated by reference into, this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

          We have received or applied for trademark registration of and/or claim trademark rights, including in the following marks that appear in this prospectus: “MAKOplasty®,” “RIO,” “RESTORIS®,” “Tactile Guidance System” and “TGS,” as well as in the MAKO Surgical Corp. “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” Any other trademarks, trade names and service marks appearing in this prospectus or incorporated by reference are the property of their respective owners.

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CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

          This prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, contain statements that we believe to be “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words “believe,” “could,” “expect,” “intend,” “may,” “anticipate,” “plan,” “predict,” “potential,” “estimate” or similar expressions. These statements include, but are not limited to, statements related to:

•	the timing and number of planned new product introductions;

•	market acceptance of the MAKOplasty solution;

•	the effect of anticipated changes in the size, health and activities of population on the demand for our products;

•	assumptions and estimates regarding the size and growth of certain market segments;

•	our ability and intent to expand into international markets;

•	the timing and anticipated outcome of clinical studies;

•	assumptions concerning anticipated product developments and emerging technologies;

•	the future availability of implants and components of our Tactile Guidance System from third-party suppliers, including single-source suppliers;

•	the viability of maintaining our licensed intellectual property or our ability to obtain additional licenses necessary to our growth;

•	the anticipated adequacy of our capital resources to meet the needs of our business;

•	our continued investment in new products and technologies;

•	the ultimate marketability of products currently being developed;

•	the ability to implement new technologies successfully;

•	future declarations of cash dividends;

•	our ability to sustain sales and earnings growth;

•	our goals for sales and earnings growth;

•	our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities;

•	the stability of certain domestic and foreign economic markets;

•	the impact of anticipated changes in the medical device industry and our ability to react to and capitalize on those changes;

•	our ability to take advantage of technological advancements; and

•	the impact of any managerial changes.

          Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. You are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, will prove to be accurate. The inclusion of a forward-looking statement in this prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material, should not be regarded as a representation by us that our objectives will be achieved.

          Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict and could, among other things, cause actual results to differ from those contained in forward-looking statements made in this prospectus and any other offering material, and the documents incorporated by reference in this prospectus and any other offering material. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include, but are not limited to, factors discussed under “Risk Factors” and the following:

•

the potentially significant impact of a further economic downturn on the ability of our customers to secure adequate funding, including access to credit, in order to buy our products or to cause our customers to delay a purchasing decision;

•	changes in general economic conditions and interest rates;

•	changes in the availability of capital and financing sources, for our company and our customers;

•	changes in competitive conditions and prices in our markets;

•	changes in the relationship between supply of and demand for our products;

•	fluctuations in costs of raw materials and labor;

•	changes in other significant operating expenses;

•	decreases in sales of our principal product lines;

•	slow downs or inefficiencies in our product research and development efforts;

•	increases in expenditures related to increased government regulation of our business;

•	developments adversely affecting our potential sales activities outside the United States;

•	increases in cost-containment efforts by group purchasing organizations;

•	loss of key management and other personnel or inability to attract such management and other personnel;

•	increases in costs of retaining a direct sales force and building a network of independent orthopedic product agents and distributors of our products;

•	unanticipated expenditures related to any future litigation; and

•	unanticipated intellectual property expenditures required to develop, market and defend our products.

          We urge you to consider these factors before investing in our common stock. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus, including documents incorporated by reference, carefully, including the risk factors and the financial statements and related notes.

Overview

          We are a medical device company that markets our advanced robotic-arm solution and orthopedic implants for minimally invasive orthopedic knee procedures. We offer MAKOplasty, an innovative, restorative surgical solution that enables orthopedic surgeons to consistently, reproducibly and precisely treat patient-specific, early to mid-stage osteoarthritic knee disease.

          MAKOplasty is performed using our proprietary, U.S. Food and Drug Administration, or FDA, cleared Tactile Guidance System, or TGS. Our TGS includes an interactive tactile robotic-arm platform that utilizes tactile-guided robotic-arm technology and patient-specific visualization to prepare the knee joint for the insertion and alignment of our resurfacing implants through a keyhole incision in a minimally invasive, bone-preserving and tissue-sparing procedure. We believe MAKOplasty will empower physicians to address the needs of the large and growing, yet underserved population of patients with early to mid-stage osteoarthritic knee disease who desire a restoration of quality of life and reduction of pain, but for whom current surgical treatments are not appropriate or desirable due to the highly invasive nature of such procedures, the slow recovery and the substantial costs of rehabilitation, medication and hospitalization.

          Unlike conventional knee replacement surgery, which requires extraction and replacement of the entire joint, MAKOplasty enables resurfacing of the specific diseased compartment of the joint, preserving significantly more soft tissue and healthy bone of the knee. We believe localized resurfacing can be optimized using the robotic-arm technology of our TGS, which offers consistently reproducible precision to surgeons to achieve optimal implant placement and alignment. We believe that the tissue-sparing and bone-conserving techniques enabled with MAKOplasty can offer substantial advantages to patients, surgeons and healthcare providers. Because of the minimally invasive nature of the procedure, smaller incisions are possible, which lead to less tissue loss and faster recoveries, thereby reducing the overall costs of rehabilitation, medication and hospitalization. In addition, because more of the patient’s natural anatomy is preserved and less trauma is inflicted on the knee, we believe that patients who undergo MAKOplasty have the potential to experience better functionality and more natural knee movements, thereby achieving an improved post-operative quality of life. Finally, because our TGS is easy to use, we believe that our MAKOplasty solution makes resurfacing procedures accessible to orthopedic surgeons with a broad range of training and skills and has the potential to lead to greater adoption of knee resurfacing solutions for early to mid-stage osteoarthritis of the knee.

          In May 2005, we obtained 510(k) marketing clearance from the FDA for a patient-specific visualization system with a robotic arm that was an earlier version of our TGS. In November 2005, we obtained 510(k) marketing clearance from the FDA for version 1.0 of our TGS. In January 2008, we received 510(k) marketing clearance from the FDA for version 1.2 of our TGS, which incorporated several upgrades developed and introduced since the commercial introduction of version 1.0. We commercially launched version 1.2 in the first quarter of 2008 and version 1.3 in the second quarter of 2008. In December 2008, we received 510(k) marketing clearance from the FDA for version 2.0 of our TGS and plan to launch it in the first half of 2009 . As part of the sales contract, existing TGS customers are entitled to receive a replacement version 2.0 unit at no additional charge, with the exception of one customer who has the right to receive it at a discounted price. As of September 30, 2008, we commercially installed thirteen TGS units and installed three additional non-commercial units for research and evaluation purposes. As of September 30, 2008, 582 MAKOplasty procedures had been performed since commercial introduction in June 2006. We have an intellectual property portfolio of more than 200 licensed or owned patents and patent applications relating to the areas of computer-assisted surgery, robotics, haptics and implants.

          To date, we have generated revenue primarily from the sale of implants and disposable products to several significant customers. Although we have generated revenue from sales of our current version of the TGS, we are unable to recognize such revenue until we have fulfilled our contractual obligation to deliver version 2.0 of our TGS to customers.

Recent Developments

          On October 31, 2008, we sold to eleven accredited investors in a private placement, which we refer to as the “Private Placement,” an aggregate of 6,451,613 shares of our common stock, which we refer to as the “Shares,” for cash consideration of $6.20 per share and warrants, which we refer to as the “Warrants,” to acquire 1,290,323 additional shares of our common stock at an exercise price of $7.44 per share for cash consideration of $0.125 per Warrant pursuant to a Securities Purchase Agreement, which we refer to as the “Purchase Agreement.” We entered into the Purchase Agreement with the investors on October 28, 2008. This prospectus covers the Shares and the shares underlying the Warrants. The Warrants become exercisable on April 29, 2009, will be exercisable for cash or by net exercise and have a term of seven years. By “net exercise,” we mean that the value of the exercise price due to us upon exercise of the Warrant may be paid as a reduction in the number of shares issuable to the holder upon exercise of such Warrant. We received approximately $40,000,000 in gross proceeds from the sale before deducting transaction expenses payable by us.

          The investors, whom we refer to as the “Investors,” consisted of eleven accredited investors, seven of which previously held shares of our common stock, namely Ziegler Meditech Equity Partners LP, an affiliate of MK Investment Company, entities affiliated with Lumira Capital Corp., an entity affiliated with Aperture Venture Partners, Christopher C. Dewey and Frederic H. Moll, M.D., all of whom (except for the affiliate of Aperture Venture Partners) are deemed to be our affiliates by virtue of their being represented on our Board of Directors, which we refer to as our “Board,” or, in the case of Mr. Dewey and Dr. Moll, by virtue of their Board membership, and four of which are affiliated funds of investment firms that did not previously hold shares of our common stock, namely Montreux Equity Partners IV, L.P. and Montreux IV Associates, L.L.C., which we refer to together as “Montreux,” Skyline Venture Partners V, L.P., which we refer to as “Skyline,” and Alta Partners VIII, LP, which we refer to with Montreux and Skyline as the “Call Investors.”

          Pursuant to the terms of the Purchase Agreement, effective as of October 31, 2008, each of Montreux and Skyline became entitled to appoint one representative to our Board for so long as each of them and their respective affiliated funds holds at least 25% of the Shares that they purchased in the Private Placement. On October 27, 2008, our Board approved (i) an increase to its size from eight (8) to ten (10) members, creating two vacancies in total, with one vacancy in Class I and one vacancy in Class III; and (ii) appointed new directors to fill the newly created vacancies, effective on October 31, 2008.

          If we meet certain business related milestones before December 31, 2009, we will have the right, which we refer to as the “Call Right,” to require certain of the Investors to purchase an additional $20,000,000 of our common stock, which we refer to as the “Call Shares,” and warrants to purchase shares of our common stock, which we refer to as the “Second Closing Warrants.” The closing of this purchase, which we refer to as the “Second Closing,” will take place no earlier than 11 business days and no later than 45 calendar days after we provide notice of our exercise of the Call Right to the Call Investors. The issuance of securities at the Second Closing is subject to the approval by our stockholders of the issuance of additional shares of our common stock in accordance with the rules of The NASDAQ Stock Market.

          As consideration for the Call Right and the $0.125 per Warrant, the Call Investors received 322,581 additional warrants to purchase shares of our common stock, which we refer to as the “Call Warrants,” with an exercise price of $6.20 per share. This prospectus also covers the shares underlying the Call Warrants. If the purchase price for the Call Shares is less than that of the Shares, then the Call Investors will also receive, at the Second Closing, an incremental number of additional warrants to purchase shares of our common stock, which we refer to as the “Call Exercise Warrants,” with an exercise price of $6.20 per share. The Call Warrants have, and the Second Closing Warrants and the Call Exercise Warrants will each have, terms substantially similar to those of the Warrants, except that the Call Warrants are not exercisable until the earlier of the Second Closing or the expiration of the Call Right and the Call Exercise Warrants will be immediately exercisable. The Call Warrants issued to any Call Investor that does not participate in the Second Closing will terminate automatically.

          In December 2008, we received two 510(k) clearances from the FDA to market both our proprietary version 2.0 of the TGS, branded as the MAKO RIO, and our bicompartmental knee resurfacing implant system, branded as RESTORIS MCK. We currently expect to commercially launch both the RIO system and the RESTORIS MCK system in the first half of 2009.

Corporate Information

          We were incorporated in Delaware in November 2004 under the name MAKO Surgical Corp. The address of our principal executive office is 2555 Davie Road, Ft. Lauderdale, Florida 33317, and our telephone number is (954) 927-2044. Our website address is www.makosurgical.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. In February 2008, our common stock began trading on The NASDAQ Global Market under the ticker symbol “MAKO” and we closed our initial public offering, or IPO.

The Offering

          The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Capital Stock.”

Common stock offered by selling stockholders(1)	12,980,951 shares

Shares outstanding after this offering(2)	24,930,943 shares

Use of proceeds

The selling stockholders will receive the net proceeds from the sale of shares offered by this prospectus. We will receive none of the proceeds but will pay the expenses of this offering. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

Risk factors	Please read “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market Symbol	“MAKO”

(1)	The shares of common stock being offered by the selling stockholders represent 52.1% of our currently outstanding common shares. The shares consist of the following:

•	4,916,434 shares issued upon the conversion of convertible preferred stock that we issued prior to our initial public offering, which represent 19.7% of our currently outstanding common shares;

•	6,451,613 shares sold in a private placement transaction on October 31, 2008, which represent 25.9% of our currently outstanding common shares; and

•

1,612,904 shares that may be acquired upon the exercise of warrants that were sold in a private placement transaction on October 31, 2008, which shares represent 6.5% of our currently outstanding common shares.

(2)

The number of shares outstanding after this offering is based on 24,930,943 shares outstanding as of November 21, 2008. This number does not include the 4,288,324 shares underlying outstanding warrants, which consist of the warrants we issued prior to October 31, 2008, and the warrants that we sold on October 31, 2008, and options to purchase shares.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as all of the other information contained in, or incorporated by reference into, this prospectus, before investing in our common stock. If any of the following possible events actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. In assessing these risks, you should also refer to the other information contained in, or incorporated by reference into, this prospectus, including our financial statements and related notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. Some factors in this section are forward-looking statements. For a discussion of those statements, see “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are an early-stage medical device company with a limited operating history and our business may not become profitable.

          We are an early-stage medical device company with a limited operating history. Our only current or planned products with 510(k) marketing clearance from the FDA are versions 1.0, 1.2, 1.3 , 1.4 and 2.0 of our Tactile Guidance System, or TGS, and inlay and onlay implant systems for use in unicompartmental and bicompartmental knee resurfacing procedures. The future success of our business depends on our ability to continue to develop and obtain regulatory clearances or approvals for innovative and commercially successful products in our field , which we may be unable to do in a timely manner, or at all. Our success and ability to generate revenue or be profitable also depends on our ability to establish our sales and marketing force, generate product sales and control costs, all of which we may be unable to do. We have a limited history of operations upon which you can evaluate our business and our operating expenses are increasing. Our lack of any significant operating history also limits your ability to make a comparative evaluation of us, our products and our prospects.

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

          We have sustained net losses in every fiscal year since our inception in 2004, including a net loss of $20.7 million for the year ended December 31, 2007. We also have sustained a net loss of $26.3 million for the first nine months of 2008. As of September 30, 2008, we had total stockholders’ equity of $36.8 million. We expect to continue to incur significant operating losses as we increase our sales and marketing activities and otherwise continue to invest capital in the development of our products and our business generally. We also expect that our general and administrative expenses will increase due to additional operational and regulatory burdens associated with operating as a public company. We are required to defer revenue associated with the sale of a TGS unit until we have fulfilled our contractual obligation to deliver version 2.0 of our TGS to the customer. Therefore, our deferred revenue will be higher in the short term and we will not be able to recognize any of our deferred revenue until we have satisfied all obligations for delivery of product upgrades, which we may be unable to do. Our losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Any failure to achieve and maintain profitability would continue to have an adverse effect on our stockholders’ equity and working capital and could result in a decline in our stock price or cause us to cease operations.

We rely heavily on intellectual property that we license from others, and if we are unable to maintain these licenses or obtain additional licenses that we may need, our ability to compete will be harmed.

          We rely heavily on intellectual property that we license or sublicense from others, including patented technology that is integral to our TGS and implants. As of September 30, 2008, we had licensed rights to 118 U.S. and 55 foreign third-party granted patents, and we had licensed rights to 17 U.S. and 33 foreign third-party pending patent applications. The majority of these patents and applications are either used in our current products or relate to core technologies used in our products, such as computer assisted surgery, or CAS, robotics, haptics and implants.

Seven of the licensed U.S. patents (and three related foreign patents) will expire by the end of 2009. Two of these U.S. patents (and all three related foreign patents) are CAS patents, and three of these U.S. patents relate to robotic technology. These five U.S. patents (and the foreign patents) are considered material to our intellectual property portfolio because they potentially enable us to exclude others from practicing the claimed technology. Our portfolio also includes 31 wholly-owned pending U.S. patent applications, 33 pending foreign applications and other intellectual property that is wholly-owned by us. We are particularly dependent on our licensing arrangements with Z-KAT, Inc., or Z-KAT, from whom we license or sublicense, among other things, core technologies in CAS, and haptics and robotics. We also rely on our licensing arrangement with Encore Medical, L.P., pursuant to which we have certain intellectual property rights incorporated into one or more of our knee implant or instrumentation systems. Encore or other third parties may terminate a license in the event that we fail to make required payments or for other causes. In the event a third party terminates a license agreement, we cannot assure you that we could acquire another license to adequately replace the product, technology or method covered by the terminated license. If we fail to maintain our current licenses, our ability to compete in the knee implant market will be harmed.

          In addition, as we enhance our current product offerings and develop new ones, including version 2.0 of our TGS and a modular knee implant system, we may find it advisable or necessary to seek additional licenses from third parties who hold patents covering technology or methods used in these products. If we cannot obtain these additional licenses, we could be forced to design around those patents at additional cost or abandon the product altogether. As a result, our ability to grow our business and compete in the knee implant market may be harmed.

We are currently required by the FDA to refrain from using certain terms to label and market our products, which could harm our ability to market and commercialize our current or future products.

          On September 28, 2007, we submitted a Special 510(k) application to the FDA for version 1.2 of our TGS which the FDA indicated was converted to a Traditional 510(k) application. On November 1, 2007, the FDA provided us with a letter requesting additional information in which the FDA, among other things, asked us to justify our proposed use of the terms “haptic” and “robot” in the labeling of version 1.2 of our TGS. Through subsequent correspondence and communications, the FDA indicated that we needed to use the term “tactile” in lieu of “haptic” and the term “robotic-arm” in lieu of “robotic,” as appropriate, when these terms are used to market our products. The FDA granted 510(k) clearance in January 2008 for version 1.2 of our TGS with those terms. Because the FDA currently requires us to use the terms “tactile” or “robotic-arm,” we have revised the promotional and labeling materials for our existing TGS products, including the most recent version 2.0 of our TGS, for which we received 510(k) clearance from the FDA in December 2008, and may need to consider the use of modified language for our future products. As a result, our ability to market and commercialize our products and our growth may be harmed.

Modifications to our currently FDA-cleared products or the introduction of new products may require new regulatory clearances or approvals or require us to recall or cease marketing our current products until clearances or approvals are obtained.

          In November 2005, we obtained 510(k) marketing clearance from the FDA for version 1.0 of our TGS for use with our FDA-cleared inlay implant system. We were not required to obtain premarket approval, or PMA. We were also not required to conduct any clinical trials in support of our application for 510(k) marketing clearance. Modifications to our products, however, may require new regulatory approvals or clearances or require us to recall or cease marketing the modified products until these clearances or approvals are obtained. Any modification to one of our 510(k)-cleared products that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device would require us to obtain a new 510(k) clearance and may even, in some circumstances, require the submission of a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. Since obtaining 510(k) marketing clearance for version 1.0 of our TGS, we developed and commercially introduced several upgrades to our TGS that we believe did not require additional clearances or approvals. Our Special 510(k) application for version 1.2, which the FDA converted to a Traditional 510(k) application and cleared in January 2008, incorporated these upgrades. Since this 510(k) marketing clearance, we have made additional upgrades to the system (namely, versions 1.3 and 1.4) that we believe are cleared under our most recent 510(k) clearance and therefore do not require additional filings for clearance of approval. In December 2008, we received 510(k) marketing clearance from the FDA for version 2.0 of our TGS and for the modular knee implant system, which version 2.0 is designed to support. We may continue to make additional modifications in the future to our TGS without seeking additional clearances or approvals if we believe such clearances or approvals are not necessary. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and stop marketing our products as modified, which could cause us to redesign our products, conduct clinical trials to support any modifications, and pay significant regulatory fines or penalties. Any of these actions would harm our operating results.

          Obtaining clearances and approvals can be a difficult and time consuming process, and we may not be able to obtain any of these or other clearances or approvals in a timely manner, or at all. In addition, the FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization or could require clinical trials to support any modifications. Any delay or failure in obtaining required clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

          Moreover, clearances and approvals are subject to continual review, and the later discovery of previously unknown problems can result in product labeling restrictions or withdrawal of the product from the market. The loss of previously received approvals or clearances, or the failure to comply with existing or future regulatory requirements could reduce our sales, profitability and future growth prospects.

We depend on the success of a single line of products for our revenue, which could impair our ability to achieve profitability.

          We expect to derive most of our revenue from capital sales of our TGS units, recurring sales of implants and disposable products required for each MAKOplasty procedure, and service plans that are sold with our TGS units. Currently, the only line of products that has been commercially introduced or received 510(k) marketing clearance is versions 1.0 and 1.2 of our TGS and the inlay and onlay knee implant systems for use in unicompartmental knee resurfacing procedures. Our future growth and success is dependent on the commercial introduction of version 2.0 of our TGS and a modular knee implant system, which would allow application of MAKOplasty to bicompartmental knee resurfacing procedures. We are in the later stages of development of these products and have obtain ed the necessary regulatory clearances or approvals . If we are unable to complete development of these products, achieve commercial acceptance of MAKOplasty for bicompartmental knee resurfacing procedures or obtain regulatory clearances or approvals for future products , our revenue would be adversely affected and we would not become profitable.

If our MAKOplasty solution does not gain market acceptance, we will not be able to generate the revenue necessary to develop a sustainable, profitable business.

          Achieving patient, surgeon and hospital acceptance of MAKOplasty as the preferred method of treating early to mid-stage osteoarthritis of the knee is crucial to our success. We believe MAKOplasty represents a fundamentally new way of performing arthroplasty of the knee, employing computer-assisted robotic-arm technology and a patient-specific visualization system to resurface only the diseased areas of the knee joint. The orthopedic market has been traditionally slow to adopt new products and treatment practices. We believe that if surgeons and hospitals do not adopt the concept of computer-assisted robotics-enabled technology and do not perceive such technology as having significant advantages over conventional arthroplasty procedures, patients will be less likely to accept or be offered MAKOplasty and we will fail to meet our business objectives. Surgeons’ and hospitals’ perceptions of such technology having significant advantages are likely to be based on a determination that, among other factors, our products are safe, cost-effective and represent acceptable methods of treatment. Even if we can prove the clinical value of MAKOplasty through clinical use, surgeons may elect not to use our products for any number of other reasons. For example, surgeons may continue to recommend total knee replacement surgery simply because such surgery is already widely accepted. In addition, surgeons may be slow to adopt our products because of the perceived liability risks arising from the use of new products. Hospitals may not accept MAKOplasty because the TGS is a piece of capital equipment, representing a significant portion of a hospital’s budget. Our TGS may not be cost-efficient if hospitals are not able to perform a significant volume of MAKOplasty procedures. If MAKOplasty fails to achieve market acceptance for any of these or other reasons, we will not be able to generate the revenue necessary to develop a sustainable, profitable business.

We have only limited clinical data to support the value of MAKOplasty, which may make patients, surgeons and hospitals reluctant to purchase our products.

          We believe that patients, surgeons and hospitals will only accept MAKOplasty or purchase our products if they believe that MAKOplasty is a safe and effective procedure with advantages over competing products and conventional procedures. To date, we have collected only limited, short-term clinical data with which to assess MAKOplasty’s clinical value. As of September 30, 2008, 582 MAKOplasty procedures had been performed since commercial introduction in 2006. As of November 1, 2008, pursuant to the FDA guidelines on medical device reporting, or MDRs, we have filed fifteen incident reports with the FDA. See “Risks Related to Regulatory Compliance.” We have not collected, and are not aware that others have collected, any long-term clinical data regarding the clinical value of MAKOplasty. The results of short-term studies, such as our post-market study, do not necessarily predict long-term clinical results. If longer-term or more extensive clinical studies that may be performed by us or others indicate that MAKOplasty is a less safe or less effective procedure than our current data suggest, patients may choose not to undergo, and surgeons may choose not to, perform MAKOplasty. Furthermore, unsatisfactory patient outcomes or patient injury could cause negative publicity for our products, particularly in the early phases of product introduction. The FDA could also rescind our marketing clearances if future results and experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects. See “Risks Related to Regulatory Compliance.” Surgeons may be slow to adopt our products if they perceive liability risks arising from the use of these new products. As a result, patients, surgeons and hospitals may not accept MAKOplasty or our products and we may fail to become profitable and may be subject to significant legal liability.

We have limited sales and marketing experience and capabilities, which could impair our ability to achieve profitability.

          We have limited experience as a company in the sales and marketing of our products. We may not be successful in marketing and selling our products in the U.S. through our direct sales force with assistance from independent orthopedic product agents and distributors. Our sales and marketing organization is supported by clinical and technical representatives who provide training, clinical and technical support and other services to our customers before and during the surgery. To reach our revenue targets, we need to expand and strengthen our U.S. direct sales force. Developing a sales and marketing organization is expensive and time consuming and an inability to develop such an organization in a timely manner could delay the successful adoption of our products. Additionally, any sales and marketing organization that we develop may be competing against the experienced and well-funded sales and marketing organizations of some of our competitors. We will face significant challenges and risks in developing our sales and marketing organization, including, among others:

•	our ability to recruit, train and retain adequate numbers of qualified sales and marketing personnel;

•	the ability of sales personnel to obtain access to leading surgeons and persuade adequate numbers of hospitals to purchase our products;

•	costs associated with hiring, maintaining and expanding a sales and marketing organization; and

•	government scrutiny with respect to promotional activities in the healthcare industry.

If we are unable to develop and maintain these sales and marketing capabilities, we may be unable to generate revenue and may not become profitable.

Surgeons, hospitals and orthopedic product agents and distributors may have existing relationships with other medical device companies that make it difficult for us to establish new relationships with them, and as a result, we may not be able to sell and market our products effectively.

          We believe that to sell and market our products effectively, we must establish relationships with key surgeons and hospitals in the field of orthopedic knee surgery. Many of these key surgeons and hospitals already have long-standing relationships with large, better-known companies that dominate the medical devices industry through collaborative research programs and other relationships. Because of these existing relationships, some of which may be contractually enforced, surgeons and hospitals may be reluctant to adopt MAKOplasty, particularly if MAKOplasty competes with or has the potential to compete with products supported through their own collaborative research program or by these existing relationships. Even if these surgeons and hospitals purchase our TGS, they may be unwilling to enter into collaborative relationships with us to promote joint marketing programs such as the MAKOplasty Knee Center of Excellence or to provide us with clinical and financial data.

          In addition to our direct sales force, we work with distributors that primarily generate sales leads for us. If these distributors believe that their relationship with us is less beneficial than other relationships they may have with more established or well-known medical device companies, they may be unwilling to continue their relationships with us, making it more difficult for us to sell and market our products effectively.

Because the markets for our products are highly competitive, customers may choose to purchase our competitors’ products, resulting in reduced revenue and harm to our financial results.

          MAKOplasty requires the use of new robotics technology, and we face competition from large, well-known companies, principally Zimmer Holdings, Inc., DePuy Orthopedics, Inc., a Johnson & Johnson company, Stryker Corporation, and Biomet, Inc., that dominate the market for orthopedic products. Each of these companies, as well as other companies like Smith & Nephew, Inc., which introduced the Journey Deuce Bi-Compartmental Knee System in July 2007, offers conventional instruments and implants for use in conventional total and partial knee replacement surgeries as well as unicompartmental resurfacing procedures, which may compete with our MAKOplasty solution and negatively impact sales of our TGS. A number of these and other companies also offer computer assisted surgery, or CAS, systems for use in arthroplasty procedures that provide a minimally invasive means of viewing the anatomical site.

          Currently, we are not aware of any well-known orthopedic company that broadly offers robotics technology in combination with CAS. All of these companies, however, have the ability to acquire and develop robotics technology that may compete with our TGS. We are aware of certain early stage companies developing CAS and robotic applications in orthopedics and others commercializing customized implants and instruments for early- and mid-stage arthroplasty solutions. In addition, Biomet has a license from Z-KAT to intellectual property rights in CAS, for use in the field of orthopedics. The license is non-exclusive with respect to use of CAS intellectual property in combination with robotics technology and exclusive with respect to all other uses within the field of orthopedics, which could enable them to compete with us.

          We also may face competition from other medical device companies that may seek to extend robotics technology and minimally invasive approaches and products that they have developed for use in other parts of the human anatomy to minimally invasive arthroplasty of the knee. Even if these other companies currently do not have an established presence in the field of minimally invasive surgery for the knee, they may attempt to apply their robotics technology to the field of knee replacement and resurfacing procedures to compete directly with us.

          Many of these medical device competitors enjoy competitive advantages over us, including:

•	significantly greater name recognition;

•	longer operating histories;

•	established exclusive relations with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory clearance for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing and patent litigation.

          Moreover, our competitors in the medical device industry make significant investments in research and development, and innovation is rapid and continuous. If new products or technologies emerge that provide the same or superior benefits as our products at equal or lesser cost, they could render our products obsolete or unmarketable. Because our products can have long development and regulatory clearance or approval cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands. In addition, we face increasing competition from well-financed orthopedic companies in our attempts to acquire such new technologies, products and businesses. As a result, we cannot be certain that surgeons will use our products to replace or supplement established surgical procedures or that our products will be competitive with current or future products and technologies resulting in reduced revenue and harm to our financial results.

If we do not timely achieve our development goals for new versions of our TGS or our implants, the commercialization of these products will be delayed and our business and financial results may be adversely affected.

          The success of our business is dependent on our ability to develop new products, to introduce enhancements to our existing products and to develop these new products and enhancements within targeted time frames and budgets. We may not be successful in our research and development efforts for version 2.0 of our TGS and a modular knee implant system, for which we received regulatory clearance in December 2008 and are targeting commercial introduction in the first half of 2009 . The actual timing of these product releases can vary dramatically compared to our estimates for reasons that may or may not be within our control, including clearance or approval by the FDA to market future products . Customers may forego purchases of our existing products and purchase our competitors’ products as a result of delays in the introduction of our new products and enhancements or failure by us to offer innovative products or enhancements at competitive prices and in a timely manner. Announcements of new products by us or by competitors may also result in a delay in or cancellation of purchasing decisions in anticipation of such new products. Any such losses of new customers would harm our business and financial results. In addition, most customers who purchase our TGS are entitled by contract to receive version 2.0 of our TGS and all interim software and hardware version enhancements at no additional cost. Until we deliver version 2.0 of our TGS to the customer, we are required to defer all revenue associated with the sale of the TGS. Any delay in or failure to deliver version 2.0 of our TGS to our existing customers could result in the loss of such accounts and a delay or inability to recognize revenue associated with the initial sale of the TGS to the customer.

We may not have sufficient funding to complete the development and commercialization of our existing products.

          To date, we have not achieved profitability. We anticipate that we will continue to incur substantial net losses for at least the next several years as we expand our sales and marketing capabilities in the orthopedic products market, develop and commercialize version 2.0 of our TGS and our bicompartmental implant system and continue to develop the corporate infrastructure required to sell and market our products and operate as a public company. We also expect to experience increased cash requirements for inventory and property and equipment in conjunction with the anticipated commercial launch of version 2.0 of our TGS and bicompartmental implant system in the first half of 2009.

          We believe our existing cash, cash equivalents and short-term investment balances, together with the net proceeds of an equity financing of up to $60 million, with initial gross proceeds of $40 million, which we closed on October 31, 2008, and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements for at least the next 12 months. To the extent our available cash, cash equivalents and short-term investment balances are insufficient to satisfy our operating requirements after that period, we will need to seek additional sources of funds, including selling additional equity or debt securities or entering into a credit facility. In connection with the equity financing that we closed on October 31, 2008, we obtained a call right to an additional $20 million from certain investors in exchange for additional warrants to purchase shares of our common stock. There is no guarantee that, if we choose to exercise our call right with respect to the $20 million, the investors will be able to comply with their obligations. For more information regarding the equity financing, see Item 1, Financial Statements, Note 8 to the Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which is incorporated into this prospectus by reference. The sale of additional equity and debt securities may result in dilution to our current stockholders or may require us to grant a security interest in our assets. If we raise additional funds through the issuance of debt securities, these securities may have rights senior to those of our common stock and could contain covenants that could restrict our operations. We may require additional capital beyond our currently forecasted amounts. Any such required additional capital may not be available on reasonable terms, or at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities. We also may have to reduce marketing, customer support or other resources devoted to our products. Any of these factors could materially harm our business and results of operations.

          We are in the process of developing version 2.0 of our TGS. If completion of version 2.0 of our TGS unit is unsuccessful or delayed, it could have a material adverse impact on our results of operations and financial position and we may be unable to recognize any revenue associated with sales of our TGS. No right of return exists on sales of prior versions of our TGS if we are unable to complete and deliver version 2.0 of our TGS as anticipated.

          Because of the numerous risks and uncertainties associated with the development of medical devices, such as version 2.0 of our TGS and bicompartmental implant system, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete the development of the products and successfully deliver commercial products to the market. Our future capital requirements will depend on many factors, including but not limited to the following:

•	the revenue generated by sales of our current and future products;

•	the expenses we incur in selling and marketing our products;

•	the costs and timing of regulatory clearance or approvals for upgrades or changes to our products;

•	the rate of progress and cost of on-going development activities;

•	the success of our on-going research and development efforts;

•	the emergence of competing or complementary technological developments;

•	the costs of filing, prosecuting, defending and enforcing any patent or license claims and other intellectual property rights, or participating in litigation-related activities;

•	the terms and timing of any collaborative, licensing, or other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies, although we currently have no understandings, commitments or agreements relating to any material transaction of this type.

Our reliance on third-party suppliers, including single source suppliers, for our implants and nearly all components of our TGS could harm our ability to meet demand for our products in a timely and cost effective manner.

          We rely on third-party suppliers to manufacture and supply our implants and nearly all components used in our TGS, other than software. We currently rely on a number of sole source suppliers, such as The Anspach Effort, Inc., for our bone cutting instrument. We generally do not have long-term contracts with our suppliers. Because we do not have long-term contracts, our suppliers generally are not required to provide us with any guaranteed minimum production levels. As a result, we cannot assure you that we will be able to obtain sufficient quantities of key components in the future. In addition, our reliance on third-party suppliers involves a number of risks, including, among other things:

•

suppliers may fail to comply with regulatory requirements or make errors in manufacturing components that could negatively affect the efficacy or safety of our products or cause delays in shipments of our products;

•

we or our suppliers may not be able to respond to unanticipated changes in customer orders, and if orders do not match forecasts, we or our suppliers may have excess or inadequate inventory of materials and components;

•	we may be subject to price fluctuations due to a lack of long-term supply arrangements for key components;

•	we may experience delays in delivery by our suppliers due to changes in demand from us or their other customers;

•	we or our suppliers may lose access to critical services and components, resulting in an interruption in the manufacture, assembly and shipment of our systems;

•	fluctuations in demand for products that our suppliers manufacture for others may affect their ability or willingness to deliver components to us in a timely manner;

•	our suppliers may wish to discontinue supplying components or services to us for risk management reasons;

•	we may not be able to find new or alternative components or reconfigure our system and manufacturing processes in a timely manner if the necessary components become unavailable; and

•	our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

          If any of these risks materialize, it could significantly increase our costs and impact our ability to meet demand for our products. If we are unable to satisfy commercial demand for our TGS or implants in a timely manner, our ability to generate revenue would be impaired, market acceptance of our products could be adversely affected, and customers may instead purchase or use our competitors’ products. In addition, we could be forced to secure new or alternative components through a replacement supplier. Securing a replacement supplier could be difficult, especially for complex components such as motors, encoders, brakes and certain TGS components that are manufactured in accordance with our custom specifications. The introduction of new or alternative components may require design changes to our system that are subject to FDA and other regulatory clearances or approvals. We may also be required to assess the new manufacturer’s compliance with all applicable regulations and guidelines, which could further impede our ability to manufacture our products in a timely manner. As a result, we could incur increased production costs, experience delays in deliveries of our products, suffer damage to our reputation and experience an adverse effect on our business and financial results.

We have limited experience in assembling and testing our products and may encounter problems or delays in the assembly of our products or fail to meet certain regulatory requirements that could result in a material adverse effect on our business and financial results.

          We have limited experience in assembling and testing our products, including the current version of our TGS, and no experience in doing so on a large commercial scale. The current and intended future versions of our TGS are complex and require the integration of a number of separate components and processes. To become profitable, we must assemble and test the TGS in commercial quantities in compliance with regulatory requirements and at an acceptable cost. Increasing our capacity to assemble and test our products on a commercial scale will require us to improve internal efficiencies. We may encounter a number of difficulties in increasing our assembly and testing capacity, including:

•	managing production yields;

•	maintaining quality control and assurance;

•	providing component and service availability;

•	maintaining adequate control policies and procedures;

•	hiring and retaining qualified personnel; and

•	complying with state, federal and foreign regulations.

          If we are unable to satisfy commercial demand for our TGS due to our inability to assemble and test our TGS, our business and financial results, including our ability to generate revenue, would be impaired, market acceptance of our products could be materially adversely affected and customers may instead purchase or use, our competitors’ products.

Any failure in our efforts to train surgeons or hospital staff could result in lower than expected product sales and potential liabilities.

          A critical component of our sales and marketing efforts is the training of a sufficient number of surgeons and hospital staff to properly use our TGS. We rely on surgeons and hospital staff to devote adequate time to learn to use our products. Convincing surgeons and hospital staff to dedicate the time and energy necessary for adequate training in the use of our system is challenging, and we cannot assure you we will be successful in these efforts. If surgeons or hospital staff are not properly trained, they may misuse or ineffectively use our products. If nurses or other members of the hospital staff are not adequately trained to assist in using our TGS, surgeons may be unable to use our products. Insufficient training may result in reduced system use, unsatisfactory patient outcomes, patient injury and related liability or negative publicity, which could have an adverse effect on our product sales or create substantial potential liabilities.

We will likely continue to experience extended and variable sales cycles, which together with the unit price of the TGS and our revenue recognition policies, could cause significant variability in our results of operations for any given quarter.

          Our TGS has a lengthy sales cycle because it involves a major piece of capital equipment, the purchase of which will generally require the approval of senior management at hospitals, inclusion in the hospitals’ budget process for capital expenditures and, in some instances, a certificate of need from the state or other regulatory clearance. As a result, a relatively small number of units are installed each quarter. Based on our limited experience, we estimate that this sales cycle will continue to take between seven and eighteen months from the point of initial identification and contact with a qualified surgeon until closing of the purchase with the hospital. Sales of TGS units may also be subject to a customer acceptance period, during which the customer may return the TGS unit to us subject to a penalty. Although we believe that training can be accomplished in a relatively short period of time, there may be situations where training of physicians and staff may last an additional month or more after installation. In addition, the introduction of new products could adversely impact our sales cycle as customers take additional time to assess the capital products. Because of the lengthy sales cycle, the unit price of the TGS and the relatively small number of units installed each quarter, each installation of a TGS can represent a significant component of our revenue for a particular quarter, particularly in the near term and during any other periods in which our sales volume is relatively low.

          Moreover, we are required to defer revenue associated with our TGS until we have fulfilled our contractual obligation to deliver version 2.0 of our TGS to our customers. The deferral of revenue will result in even greater fluctuations in our reporting of quarterly revenue. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease. These fluctuations also mean that you will not be able to rely upon our operating results in any particular period as an indication of future performance.

          Other factors that may contribute to fluctuations in our operating results may include:

•	timing and level of expenditures associated with new product development activities;

•	delays in shipment due, for example, to cancellations by customers, natural disasters or labor disturbances;

•	delays or unexpected difficulties in the manufacturing processes of our suppliers or in our assembly process;

•	timing of the announcement, introduction and delivery of new products or product upgrades by us and by our competitors;

•	timing and level of expenditures associated with expansion of sales and marketing activities and our overall operations;

•	disruptions in the supply or changes in the costs of raw materials, labor, product components or transportation services; and

•	changes in third-party coverage and reimbursement, changes in government regulation, or a change in a customer’s financial condition or ability to obtain financing.

          These factors are difficult to forecast and may contribute to substantial fluctuations in our quarterly revenue and substantial variation from our projections, particularly during the periods in which our sales volume is low. Moreover, many of our expenses, such as office leases and certain personnel costs, are relatively fixed. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter. Based on the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. These and other potential fluctuations also mean that you will not be able to rely upon our operating results in any particular period as an indication of future performance.

If we receive a significant number of warranty claims or our TGS units require significant amounts of service after sale, our costs will increase and our business and financial results will be adversely affected.

          We currently warrant each TGS against defects in materials and workmanship for a period of approximately 12 months from the installation of our product by a customer. We also provide technical and other services to customers beyond the warranty period pursuant to a supplemental service plan that we sell for our TGS. We have a limited history of commercial placements from which to judge our rate of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated reductions in sales or additional expenditures for parts and service. In addition, our reputation could be damaged and our products may not achieve market acceptance. While we have established accruals for liability associated with product warranties, unforeseen warranty exposure in excess of those accruals could negatively impact our business and financial results.

We could become subject to product liability claims, product actions, including product recalls, and other field or regulatory actions that could be expensive, divert management’s attention and harm our business.

          Our business exposes us to potential liability risks, product actions and other field or regulatory actions that are inherent in the manufacturing, marketing and sale of medical device products. We may be held liable if our TGS or implants cause injury or death or is found otherwise unsuitable or defective during usage. Our TGS incorporates mechanical, electrical and optical parts, complex computer software and other sophisticated components, any of which can contain errors or failures. Complex computer software is particularly vulnerable to errors and failures, especially when first introduced. In addition, new products or enhancements to our existing products may contain undetected errors or performance problems that, despite testing, are discovered only after installation.

          We may, from time to time, elect to initiate a product action concerning one or more of our products for the purpose of improving device performance. If any of our products are defective, whether due to design or manufacturing defects, improper use of the product or other reasons, we may voluntarily or involuntarily undertake a product action to remove, repair, or replace the product at our expense and, in some circumstances, to notify regulatory authorities of such product action pursuant to a product recall. As of November 1, 2008, we have initiated five voluntary product actions, one of which was a product recall reportable to the FDA pursuant to the correction / removal guidelines. We are required to submit an MDR report to the FDA for any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. As of November 1, 2008, pursuant to the FDA guidelines on MDRs, we have filed fifteen incident reports with the FDA.

          In the future, we may experience additional events that may require reporting to the FDA pursuant to the MDR regulations. See “Risks Related to Regulatory Compliance.” A required notification to a regulatory authority could result in an investigation by regulatory authorities of our products, which could in turn result in product actions, restrictions on the sale of the products, civil or criminal penalties and other field corrective action. In addition, because our products are designed to be used to perform complex surgical procedures, defects could result in a number of complications, some of which could be serious and could harm or kill patients. The adverse publicity resulting from any of these events could cause surgeons or hospitals to review and potentially terminate their relationships with us. Regulatory investigations or product actions could also result in our incurring substantial costs, losing revenue, and implementing a change in the design, manufacturing process or the indications for which our products may be used, each of which would harm our business.

          It is also possible that defects in the design, manufacture or labeling of our products could result in a product liability claim. The medical device industry has historically been subject to extensive litigation over product liability claims. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts. A product liability claim, regardless of its merit or eventual outcome could result in:

•	decreased demand for our products;

•	injury to our reputation;

•	diversion of management’s attention;

•	significant costs of related litigation;

•	payment of substantial monetary awards by us;

•	product actions;

•	a change in the design, manufacturing process or the indications for which our products may be used;

•	loss of revenue; and

•	an inability to commercialize our products under development.

If hospitals, surgeons and other healthcare providers are unable to obtain coverage or reimbursement from third-party payors for MAKOplasty procedures, hospitals may not purchase our TGS and surgeons may not perform MAKOplasty, which would harm our business and financial results.

          Our ability to successfully commercialize MAKOplasty depends significantly on the availability of coverage and reimbursement from third-party payors, including governmental programs such as Medicare and Medicaid as well as private insurance and private health plans. Reimbursement is a significant factor considered by hospitals in determining whether to acquire new capital equipment such as our technology. Although our customers have been successful in obtaining coverage and reimbursement, we cannot assure you that procedures using our technology will be covered or reimbursed by third-party payors in the future or that such reimbursements will not be reduced to the extent that they will adversely affect capital allocations for purchase of our TGS.

          We anticipate that in the U.S. our products will be purchased primarily by hospitals, which bill various third-party payors, including governmental healthcare programs, such as Medicare, and private insurance plans for procedures using our technology. Ensuring adequate Medicare reimbursement can be a lengthy and expensive endeavor and we cannot provide assurance that we will be successful. In addition, the U.S. Congress may pass laws that impact coverage and reimbursement for healthcare services, including Medicare reimbursement to physicians and hospitals. Many private payors look to Medicare’s coverage and reimbursement policies in setting their coverage policies and reimbursement amounts. If the Centers for Medicare and Medicaid Services, or CMS, the federal agency that administers the Medicare program, or Medicare contractors limit payments to hospitals or surgeons for MAKOplasty procedures, private payors may similarly limit payments. In addition, state legislatures may enact laws limiting or otherwise affecting the level of Medicaid reimbursements. As a result, hospitals may not purchase our TGS and surgeons may choose not to perform MAKOplasty, and, as a result, our business and financial results would be adversely affected.

          Medicare pays acute care hospitals a prospectively determined amount for inpatient operating costs under the Medicare hospital inpatient prospective payment system, or PPS. Under the Medicare hospital inpatient PPS, the prospective payment for a patient’s stay in an acute care hospital is determined by the patient’s condition and other patient data and procedures performed during the inpatient stay using a classification system known as diagnosis-related groups, or DRGs. As of October 1, 2007, CMS, implemented a revised version of the DRG system that uses 745 Medicare Severity DRGs, or MS-DRGs, instead of the approximately 540 DRGs Medicare previously used. The MS-DRGs are intended to account more accurately for the patient’s severity of illness when assigning each patient’s stay to a payment classification. Medicare pays a fixed amount to the hospital based on the MS-DRG into which the patient’s stay is assigned, regardless of the actual cost to the hospital of furnishing the procedures, items and services provided. Accordingly, acute care hospitals generally do not receive direct Medicare reimbursement under PPS for the specific costs incurred in purchasing medical devices. Rather, reimbursement for these costs is deemed to be included within the MS-DRG-based payments made to hospitals for the services furnished to Medicare-eligible inpatients in which the devices are utilized. Accordingly, a hospital must absorb the cost of our products as part of the payment it receives for the procedure in which the device is used. In addition, physicians that perform procedures in hospitals are paid a set amount by Medicare for performing such services under the Medicare physician fee schedule. Medicare payment rates for both systems are established annually.

          At this time, we do not know the extent to which hospitals and physicians would consider third-party reimbursement levels adequate to cover the cost of our products. Failure by hospitals and surgeons to receive an amount that they consider to be adequate reimbursement for procedures in which our products are used could deter them from purchasing or using our products and limit our sales growth. In addition, pre-determined MS-DRG payments or Medicare physician fee schedule payments may decline over time, which could deter hospitals from purchasing our products or physicians from using them. If hospitals are unable to justify the costs of our products or physicians are not adequately compensated for procedures in which our products are utilized, they may refuse to purchase or use them, which would significantly harm our business.

          Notwithstanding current or future FDA clearances, if granted, third-party payors may deny reimbursement if the payor determines that a therapeutic medical device is unnecessary, inappropriate, not cost-effective or experimental, or is used for a non-approved indication. Although we are not aware of any potential customer that has declined to purchase our TGS based upon third-party payors’ reimbursement policies, cost control measures adopted by third-party payors may have a significant effect on surgeries performed using MAKOplasty or as to the levels of reimbursement. All third-party payors, whether governmental or private, whether inside the U.S. or outside, are developing increasingly sophisticated methods of controlling healthcare costs. These cost control methods include prospective payment systems, capitated rates, benefit redesigns, pre-authorization or second opinion requirements prior to major surgery, an emphasis on wellness and healthier lifestyle interventions and an exploration of other cost-effective methods of delivering healthcare. These cost control methods also potentially limit the amount which healthcare providers may be willing to pay for medical technology which could, as a result, adversely affect our business and financial results. In addition, in the U.S., no uniform policy of coverage and reimbursement for medical technology exists among all these payors. Therefore, coverage and reimbursement for medical technology can differ significantly from payor to payor.

          There also can be no assurance that current levels of reimbursement will not be decreased or eliminated in the future, or that future legislation, regulation, or reimbursement policies of third-party payors will not otherwise adversely affect the demand for our products or our ability to sell products on a profitable basis. Our customers are currently using existing reimbursement codes for knee arthroplasty. Knee arthroplasty performed in the hospital inpatient setting is currently assigned to MS-DRG 469 (“Major Joint Replacement or Reattachment of Lower Extremity with Major Complication or Comorbidity”) and MS-DRG 470 (“Major Joint Replacement or Reattachment of Lower Extremity without Major Complication of Comorbidity”), and surgeons currently bill Current Procedural Terminology, or CPT, code 27446 (“Arthroplasty, knee, condyle and plateau; medial OR lateral compartment”) for services performed in connection with procedures using our technology. Our customers also have available CPT codes 27446 and 73700 (“CT lower extremity without contrast”) for out-patient procedures and procedures performed in an ambulatory surgery center. If unicompartmental and bicompartmental knee resurfacing procedures gain market acceptance and the number of such procedures increases, CMS and other payors may establish billing codes for unicompartmental and bicompartmental knee resurfacing procedures that provide for a smaller reimbursement amount than knee arthroplasty, which could adversely affect our financial results and business.

          In international markets, market acceptance of our products will likely depend in large part on the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and by region in some countries, and include both government-sponsored healthcare and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. In addition, even if we do obtain international reimbursement approvals, the level of reimbursement may not be enough to commercially justify expansion of our business into the approving jurisdiction. To the extent we or our customers are unable to obtain coverage or reimbursement for procedures using our technology in major international markets in which we seek to market and sell our technology, our international revenue growth would be harmed, and our business and results of operations would be adversely affected.

We may attempt to acquire new products or technologies, and if we are unable to successfully complete these acquisitions or to integrate acquired businesses, products, technologies or employees, we may fail to realize expected benefits or harm our existing business.

          Our success will depend, in part, on our ability to expand our product offerings and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses, products or technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time consuming and costly, and we may not be able to successfully complete identified acquisitions. Furthermore, even if we successfully complete an acquisition, we may not be able to successfully integrate newly acquired organizations, products or technologies into our operations, and the process of integration could be expensive, time consuming and may strain our resources. Consequently, we may not achieve anticipated benefits of the acquisitions, which could harm our existing business. In addition, future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or expenses, or other charges such as in-process research and development, any of which could harm our business and materially adversely affect our financial results or cause a reduction in the price of our common stock.

We depend on key employees, and if we fail to attract and retain employees with the expertise required for our business, we cannot grow or achieve profitability.

          We are highly dependent on members of our senior management and research and development staff, in particular Maurice R. Ferré, M.D., our President, Chief Executive Officer and Chairman of the Board, and Rony A. Abovitz, our Senior Vice President and Chief Technology Officer. Our future success will depend in part on our ability to retain these key employees and to identify, hire and retain additional qualified personnel with expertise in research and development and sales and marketing. Competition for qualified personnel in the medical device industry is intense, and finding and retaining qualified personnel with experience in our industry is very difficult.

We believe that there are only a limited number of individuals with the requisite skills to serve in many of our key positions, and we compete for key personnel with other medical equipment and software manufacturers and technology companies, as well as universities and research institutions. It is increasingly difficult to hire and retain these persons, and we may be unable to replace key persons if they leave or fill new positions requiring key persons with appropriate experience. A significant portion of our compensation to our key employees is in the form of stock option grants. A prolonged depression in our stock price could make it difficult for us to retain our employees and recruit additional qualified personnel.

          We do not maintain, and do not currently intend to obtain, key employee life insurance on any of our personnel other than Dr. Ferré. Although we have obtained key-man insurance covering Dr. Ferré in the amount of $2,000,000, this would not fully compensate us for the loss of Dr. Ferré’s services. Dr Ferré may terminate his employment at will at any time with 30 days notice or immediately upon the occurrence of certain events. Each of our other officers and key employees may terminate his or her employment at will at any time with 60 days’ notice or immediately upon the occurrence of certain events. The loss of key employees, the failure of any key employee to perform or our inability to attract and retain skilled employees, as needed, could harm our business.

If we do not effectively manage our growth, we may be unable to successfully develop, market and sell our products.

          Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. We have experienced significant growth in the scope of our operations and the number of our employees since our inception. This growth has placed significant demands on our management, as well as our financial and operations resources. In order to achieve our business objectives, we must continue to grow. However, continued growth presents numerous challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	expanding manufacturing and assembly capacity and increasing production;

•	developing our sales and marketing infrastructure and capabilities;

•	improving our information systems;

•	identifying, attracting and retaining qualified personnel in our areas of activity; and

•	hiring, training, managing and supervising our personnel.

          We cannot be certain that our systems, controls, infrastructure and personnel will be adequate to support our future operations. Any failure to effectively manage our growth could impede our ability to successfully develop, market and sell our products and our business will be harmed.

If we are successful in our efforts to market and sell MAKOplasty internationally, we will be subject to various risks relating to our international activities, which could adversely affect our business and financial results.

          We have begun to pursue international markets for the sale of our products and we anticipate being exposed to risks separate and distinct from those we face in our U.S. operations. Our international business may be adversely affected by changing economic conditions in foreign countries. In addition, because international sales would most likely be denominated in the functional currency of the country where the product is being shipped, increases or decreases in the value of the U.S. dollar relative to foreign currencies could affect our results of operations. Engaging in international business inherently involves a number of other difficulties and risks, including:

•	export restrictions and controls and other government regulation relating to technology;

•	the availability and level of reimbursement within prevailing foreign healthcare payment systems;

•	pricing pressures that we may experience internationally;

•	compliance with existing and changing foreign regulatory laws and requirements;

•	foreign laws and business practices favoring local companies;

•	longer payment cycles;

•	shipping delays;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	political and economic instability;

•	potentially adverse tax consequences, tariffs and other trade barriers;

•	international terrorism and anti-American sentiment;

•	difficulties and costs of staffing and managing foreign operations; and

•	difficulties in enforcing intellectual property rights.

          Our exposure to each of these risks may increase our costs, impair our ability to market and sell our products and require significant management attention, resulting in harm to our business and financial results.

Our operations are currently conducted primarily at a single location in Florida, which may be at risk from hurricanes, storm, fire, terrorist attacks or other disasters.

          We currently conduct all of our management activities, most of our research and development activities and assemble all of our products at a single location in Ft. Lauderdale, Florida. We have taken various precautions to safeguard our facilities, such as obtaining insurance, establishing health and safety protocols and securing off-site storage of computer data. However, a casualty due to a hurricane, storm or other natural disasters, a fire, terrorist attack, or other unanticipated problems at this location could cause substantial delays in our operations, delay or prevent assembly of our TGS units and shipment of our implants, damage or destroy our equipment and inventory, and cause us to incur substantial expenses. Our insurance does not cover losses caused by certain events such as floods or other activities and may not be adequate to cover our losses in any particular case. Any damage, loss or delay could seriously harm our business and have an adverse affect on our financial results.

Certain of our directors, executive officers and key employees have an interest in Z-KAT that could pose potential conflicts of interest, which could harm our business.

          Certain of our directors, executive officers and key employees hold, in the aggregate, approximately 17% of the equity interests in Z-KAT, Inc., or Z-KAT. We are heavily dependent on intellectual property that we license or sublicense from Z-KAT and have entered into various licensing and related arrangements with Z-KAT. Each of these individuals may face potential conflicts of interest regarding these licensing transactions as a result of their interests in Z-KAT. Dr. Ferré may face additional conflicts of interest regarding these licensing and related arrangements if he serves on the board of directors of Z-KAT. To address these potential conflicts of interest, we have adopted a Related Person Transaction Policy. In addition, the audit committee of our board of directors, under the terms of its charter, must review and approve all related person transactions. We cannot, however, assure you that any conflicts will be resolved in our favor, and as a result, our business could be harmed.

Risks Related to Our Intellectual Property

If we, or the third parties from whom we license intellectual property, are unable to secure and maintain patent or other intellectual property protection for the intellectual property contained in our products, our ability to compete will be harmed.

          Our commercial success depends, in part, on obtaining patent and other intellectual property protection for the technologies contained in our products. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. Our patent position is uncertain and complex, in part, because of our dependence on intellectual property that we license from others. If we, or the third parties from whom we license intellectual property, fail to obtain adequate patent or other intellectual property protection for intellectual property contained in our products, or if any protection is reduced or eliminated, others could use the intellectual property contained in our products, resulting in harm to our competitive business position. In addition, patent and other intellectual property protection may not provide us with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that we own or have rights to.

          As of September 30, 2008, our portfolio includes 31 wholly-owned pending U.S. patent applications, 33 pending foreign applications and other intellectual property that is wholly-owned by us. As of January 1, 2008, we had licensed rights to 118 U.S. and 55 foreign third-party granted patents, and we had licensed rights to 17 U.S. and 33 foreign third-party pending patent applications. U.S. patents and patent applications may be subject to interference proceedings and U.S. patents may be subject to reexamination proceedings in the U.S. Patent and Trademark Office. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application. Changes in either patent laws or in interpretations of patent laws may also diminish the value of our intellectual property or narrow the scope of our protection. Interference, reexamination and opposition proceedings may be costly and time-consuming, and we, or the third parties from whom we license intellectual property, may be unsuccessful in defending against such proceedings. Thus, any patents that we own or license may provide limited or no protection against competitors. In addition, our pending patent applications and those we may file in the future may have claims narrowed during prosecution or may not result in patents being issued. Even if any of our pending or future applications are issued, they may not provide us with adequate protection or any competitive advantages. Our ability to develop additional patentable technology is also uncertain.

          Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may also result in the loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S., particularly in the field of medical products and procedures.

If we are unable to prevent unauthorized use or disclosure of our proprietary trade secrets and unpatented know-how, our ability to compete will be harmed.

          Proprietary trade secrets, copyrights, trademarks and unpatented know-how are also very important to our business. We rely on a combination of trade secrets, copyrights, trademarks, confidentiality agreements and other contractual provisions and technical security measures to protect certain aspects of our technology, especially where we do not believe that patent protection is appropriate or obtainable. We require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business. However, these measures may not be adequate to safeguard our proprietary intellectual property. Our employees, consultants, contractors, outside clinical collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors. In addition, confidentiality agreements may be unenforceable or may not provide an adequate remedy in the event of unauthorized disclosure. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. As a result, third parties may be able to use our proprietary technology or information, and our ability to compete in the market would be harmed.

We could become subject to patent and other intellectual property litigation that could be costly, result in the diversion of management’s attention, require us to pay damages and force us to discontinue selling our products.

          The medical device industry is characterized by competing intellectual property and a substantial amount of litigation over patent and other intellectual property rights. In particular, the fields of orthopedic implants, CAS, haptics and robotics are well established and crowded with the intellectual property of competitors and others. A number of companies in our market, as well as universities and research institutions, have issued patents and have filed patent applications which relate to the use of CAS.

          Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of a patent litigation action is often uncertain. We have not conducted an extensive search of patents issued to third parties, and no assurance can be given that third-party patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed or could not be filed or issued. Because of the number of patents issued and patent applications filed in our technical areas, our competitors or other third parties, including third parties from whom we license intellectual property, may assert that our products and the methods we employ in the use of our products are covered by U.S. or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware and which may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. There could also be existing patents that one or more of our products or parts may infringe and of which we are unaware. As the number of competitors in the market for CAS and robotics assisted knee implant systems grows, and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. In certain situations, we or third parties, such as Z-KAT from whom we license intellectual property may determine that it is in our best interests or their best interests to voluntarily challenge a third party’s products or patents in litigation or other proceedings, including patent interferences or reexaminations. Pursuant to our licensing arrangement with Z-KAT, we have the right to prosecute, control and maintain all Z-KAT patents and intellectual property rights that are licensed to us within the field of orthopedic surgery. Z-KAT retains the right to prosecute, control and maintain its patent and intellectual property rights outside the field of orthopedic surgery, subject to certain conditions. For example, Z-KAT must notify us prior to taking any action to enforce their patent or intellectual property rights. To help ensure that Z-KAT has the resources necessary for proper prosecution and defense of any litigation arising from such enforcement action, our agreement with Z-KAT also requires that it enter into an engagement letter with competent counsel and deposit funds into an escrow account, for use by us to take over the litigation or action in the event Z-KAT is unable or unwilling to conduct proper prosecution and defense of such litigation or action. Despite these arrangements, we may have no control over Z-KAT’s decisions regarding enforcement actions outside the field of orthopedic surgery. As a result, we may become involved in unwanted litigation that could be costly, result in diversion of management’s attention, require us to pay damages and force us to discontinue selling our products.

          On November 26, 2007, we received a letter from counsel to SensAble Technologies, Inc. alleging that we infringed certain of its patents and breached a confidentiality provision in the Sublicense Agreement, dated May 24, 2006, pursuant to which we license certain patents from SensAble. In the letter, SensAble alleged, among other things, that we exceeded the scope of our licensed field of computer-assisted surgery by using the technology for, among other things, pre-operative planning and post-operative follow-up. SensAble also alleged that we infringed one or more claims in five U.S. patents that are not among the patents licensed to us pursuant to the Sublicense Agreement. Although SensAble has not commenced any legal action against us as of the date of this report, it may do so in the future and at this time we cannot determine the ultimate outcome of any such legal action. Any such legal action could result in our inability to manufacture and sell our TGS, as currently sold, which could have a material adverse effect on our company. See also Item 3, Legal Proceedings, and Item 8, Financial Statements and Supplementary Data, Note 6 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007 and Part I, Item 1, Financial Statements, Note 5, Commitments and Contingencies, to the Financial Statements in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, all of which are incorporated into this prospectus by reference.

          Infringement actions and other intellectual property claims and proceedings, whether with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation. Some of our competitors may be able to sustain the costs of complex patent or intellectual property litigation more effectively than we can because they have substantially greater resources.

          We cannot be certain that we will successfully defend against allegations of infringement of third-party patents and intellectual property rights. In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the other party’s patents or other intellectual property were upheld as valid and enforceable and we were found to infringe the other party’s patents or violate the terms of a license to which we are a party, we could be required to pay damages. We could also be prevented from selling our products unless we could obtain a license to use technology or processes covered by such patents or were able to redesign the product to avoid infringement. A license may not be available at all or on commercially reasonable terms or we may not be able to redesign our products to avoid infringement. Modification of our products or development of new products could require us to conduct clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. In these circumstances, we may be unable to sell our products at competitive prices or at all, our business and operating results could be harmed and our stock price may decline. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

          Many of our employees were previously employed at universities or other medical device companies, including our competitors or potential competitors. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are essential to our products and processes, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. In addition, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to management.

Risks Related to Regulatory Compliance

If we fail to comply with the extensive government regulations relating to our business, we may be subject to fines, injunctions and other penalties that could harm our business.

          Our medical device products and operations are subject to extensive regulation by the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act, or FDCA, and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things:

•	design, development and manufacturing;

•	testing, labeling and storage;

•	clinical trials;

•	product safety;

•	marketing, sales and distribution;

•	premarket clearance or approval;

•	record keeping procedures;

•	advertising and promotions;

•	recalls and field corrective actions;

•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and

•	product export.

          In the U.S., before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either premarket clearance under Section 510(k) of the FDCA, or approval of a PMA from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA approval pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. Both of these processes can be expensive and lengthy and entail significant user fees, unless exempt. The FDA’s 510(k) clearance process usually takes from three to 12 months, but it can last longer. The process of obtaining PMA approval is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained. There is no assurance that we will be able to obtain FDA clearance or approval for any of our new products on a timely basis, or at all.

          The FDA, state, foreign and other governmental authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in governmental agencies or a court taking action, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusing to provide Certificates for Foreign Government (CFG);

•	refusing to grant export approval for our products; or

•	pursuing criminal prosecution.

Failure to obtain regulatory approval in additional foreign jurisdictions will prevent us from expanding the commercialization of our products abroad.

          To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals are expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our products. If we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

          As we modify existing products or develop new products in the future, including new instruments, we apply for permission to affix the CE mark to such products. In addition, we will be subject to annual regulatory audits in order to maintain those CE mark permissions. We do not know whether we will be able to obtain permission to affix the CE mark for new or modified products or that we will continue to meet the quality and safety standards required to maintain the permissions we have already received. If we are unable to maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union or other areas of the world that require CE approval of medical devices.

If we or our third-party manufacturers or suppliers fail to comply with the FDA’s Quality System Regulation, our manufacturing operations could be interrupted and our product sales and operating results could suffer.

          We and some of our third-party manufacturers and suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our manufacturers and suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products overseas. The FDA enforces the QSR through periodic and unannounced inspections of manufacturing facilities. To date, our facilities have not been subject to any inspections by regulatory authorities. We did pass a BSi certification audit of our Quality System to ISO 13485:2003 in preparation for CE marking. As of November 19, 2008, BSi had conducted the required surveillance audit for this calendar year, which we passed. BSi will continue doing surveillance audits once a year to make sure we continue to be in compliance. We anticipate that we and certain of our third-party manufacturers and suppliers will be subject to inspections by regulatory authorities in the future. If our facilities or those of our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse QSR inspection, the FDA could take enforcement action, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusing to provide Certificates for Foreign Government (CFG)

•	refusing to grant export approval for our products; or

•	pursuing criminal prosecution.

          Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Our products may in the future be subject to product actions that could harm our reputation, business operations and financial results.

          Manufacturers may, on their own initiative, initiate a product action, including a non-reportable market withdrawal or a reportable product recall, for the purpose of correcting a material deficiency, improving device performance, or other reasons. Additionally, the FDA and similar foreign governmental authorities have the authority to require an involuntary recall of commercialized products in the event of material deficiencies or defects in design, or manufacture or labeling. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Product actions involving any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. As of November 1, 2008, we have initiated five product actions, one of which was reportable to the FDA pursuant to the correction / removal guidelines. The reportable recall was associated with two tracking array instruments for the patient-specific visualization of the TGS and was communicated to the FDA in May 2008. We closed the action in October 2008 and requested FDA closure of the recall. Companies are required to maintain certain records of product actions, even if they are not reportable to the FDA. If we determine that certain of those product actions do not require notification of the FDA, the FDA may disagree with our determinations and require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action, including any of the following sanctions for failing to report the recalls when they were conducted:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for 510(k) clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusing to provide Certificates for Foreign Government (CFG);

•	refusing to grant export approval for our products; or

•	pursuing criminal prosecution.

          Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

If our products, or malfunction of our products, cause or contribute to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

          Under the FDA medical device reporting, or MDR, regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred. As of November 1, 2008, pursuant to the FDA guidelines on MDRs, we have filed fifteen incident reports with the FDA. In the future, we may experience additional events that may require reporting to the FDA pursuant to the MDR regulations. Any adverse event involving our products could result in future voluntary corrective actions, such as product actions or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. As of November 1, 2008, we initiated five product actions, one of which was reportable to the FDA pursuant to the correction / removal guidelines. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results. In addition, failure to report such adverse events to appropriate government authorities on a timely basis, or at all, could result in an enforcement action against us.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or “off-label” uses, resulting in damage to our reputation and business.

          Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. We believe that the specific surgical procedures for which our products are marketed fall within the scope of the surgical applications that have been cleared by the FDA. However, physicians may use our products off-label, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

Federal regulatory reforms may adversely affect our ability to sell our products profitably.

          From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

          Without limiting the generality of the foregoing, Congress has recently enacted, and the President has signed into law, the Food and Drug Administration Amendments Act of 2007, or the Amendments. This law requires, among other things, that the FDA propose, and ultimately implement, regulations that will require manufacturers to label medical devices with unique identifiers unless a waiver is received from the FDA. Once implemented, compliance with those regulations may require us to take additional steps in the manufacture of our products and labeling. These steps may require additional resources and could be costly. In addition, the Amendments will require us to, among other things, pay annual establishment registration fees to the FDA for each of our FDA registered facilities.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

          While we do not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, many healthcare laws and regulations apply to our business. For example, we could be subject to healthcare fraud and abuse and patient privacy regulation and enforcement by both the federal government and the states in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

•

the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services not provided as claimed, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as leading to regulations imposing certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

          The orthopedic medical device industry is, and in recent years has been, under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, specifically including arrangements with physician consultants. We have arrangements with surgeons, hospitals and other entities which may be subject to scrutiny. For example, we have consulting agreements with orthopedic surgeons using or considering the use of our TGS, knee implants and disposable products, for assistance in product development, and professional training and education, among other things. Payment for these consulting services has been or may be in the future in the form of stock options or royalties rather than per hour or per diem amounts that would require verification of time worked. In addition, we sometimes allow hospitals a period of evaluation of our products at no charge. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the surgeons or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

Risks Related to Ownership of our Common Stock

We expect that the price of our common stock will fluctuate substantially, which could lead to losses for stockholders, possibly resulting in class action securities litigation.

          Prior to our IPO in February 2008, there was no public market for shares of our common stock. Since the IPO, our common stock has experienced low trading volumes. An active public trading market may not develop or, if developed, may not be sustained. The market price for our common stock will be affected by a number of factors, including:

•	the receipt, denial or timing of regulatory clearances or approvals of our products or competing products;

•	changes in policies affecting third-party coverage and reimbursement in the U.S. and other countries;

•	ability of our products, if they receive regulatory clearance, to achieve market success;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop sales and marketing capabilities;

•	our ability to manufacture our products to commercial standards;

•	the success of any collaborations we may undertake with other companies;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new products, technological innovations or product advancements by us or our competitors;

•	developments with respect to patents and other intellectual property rights;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key scientific or management personnel;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	trading volume of our common stock;

•	changes in earnings estimates or recommendations by securities analysts, failure to obtain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

          In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could significantly harm our business.

Securities analysts may issue negative reports or cease to cover our common stock, which may have a negative impact on the market price of our common stock.

          The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. It may be difficult for companies such as ours, with smaller market capitalizations, to continue to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Our principal stockholders, directors and executive officers own a large percentage of our voting stock, which allows them to exercise significant influence over matters subject to stockholder approval.

          Our executive officers, directors and principal stockholders holding 5% or more of our outstanding common stock beneficially own or control approximately 60.3% of the outstanding shares of our common stock. Accordingly, these executive officers, directors and principal stockholders, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other stockholders. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have not paid dividends in the past and do not expect to pay dividends in the future.

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements, and other factors our board of directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

Sales of a substantial number of shares of our common stock in the public market, or the perception that they may occur, may depress the market price of our common stock.

          We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of such shares upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, will have on the market price prevailing from time to time. If our stockholders sell substantial amounts of our common stock in the public market upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, such sales could create a circumstance commonly referred to as an “overhang” and the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

          Of the approximately 24.9 million shares of our common stock currently outstanding, up to approximately 13 million shares are freely tradable without registration pursuant to Rule 144 under the Securities Act, and the sale of such shares could have a negative impact on the price of our common stock.

          We are filing the registration statement of which this prospectus is a part in satisfaction of the registration rights of certain holders of our common stock with respect to 12,980,951 shares. In addition, in connection with a private placement of our common stock that closed on October 31, 2008, we obtained a right to require, under certain circumstances, certain holders to purchase additional shares that would also be subject to registration rights. The filing of a registration statement with respect to such shares could result in sales of substantial amounts of our common stock in the public market, and such sales, or the perception that such sales may occur, could cause the market price of our common stock to decline. These sales might also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate.

Our recent capital raising transaction, and our need to raise additional capital in the future, could have a negative effect on your investment.

          We may need to raise additional capital in the future in order for us to continue to operate our business. In October 2008, we raised approximately $40,000,000 through the sale in a private placement of our common stock and warrants to purchase shares of our common stock. Under the terms of the private placement, we granted the investors in the private placement additional warrants to purchase 322,581 shares of our common stock at an exercise price of $6.20 per share in exchange for a right to require, under certain circumstances, the investors to purchase an additional $20,000,000 in shares of our common stock and warrants to purchase shares of our common stock. We may, in the future, also raise additional capital through the public or private sale of common stock or securities convertible into or exercisable for our common stock. Such sales could be consummated at a significant discount to the trading price of our stock.

          If we sell additional shares of our common stock, such sales will further dilute the percentage of our equity that our existing stockholders own. In addition, private placement financings could involve the issuance of securities at a price per share that represents a discount to the trading prices of our common stock. Further, debt and equity financings may involve the issuance of dilutive warrants. No assurance can be given that previous or future investors, finders or placement agents will not claim that they are entitled to additional anti-dilution adjustments or dispute the calculation of any such adjustments. Any such claim or dispute could require us to incur material costs and expenses regardless of the resolution and, if resolved unfavorably to us, to effect dilutive securities issuances or adjustment to previously issued securities.

          The private placement in October 2008 included, and future financings may include, provisions requiring us to make additional payments to the investors if we fail to obtain or maintain the effectiveness of Securities and Exchange Commission, or SEC, registration statements by specified dates or take other specified action. Our ability to meet these requirements may depend on actions by regulators and other third parties, over which we will have no control. These provisions may require us to make payments or could lead to costly and disruptive disputes. In addition, these provisions could require us to record additional non-cash expenses. Such provisions in future financings could also require us to issue additional dilutive securities, although the provisions of the private placement in October 2008 include no such requirement.

We are obligated to develop and maintain proper and effective internal control over financial reporting, and we may not complete our analysis of our internal control over financial reporting in a timely manner or this internal control may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

          We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning in our second annual report on Form 10-K for the fiscal year ending December 31, 2008. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

          We completed the costly and challenging process of compiling this documentation and are in the process of performing the testing and evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective unless remediation occurs and is satisfactorily tested prior to December 31, 2008. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal control over financial reporting beginning as of December 31, 2009, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock. Failure to comply with the new rules might make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

          In addition, as a public company, we incur significant additional legal, accounting and other expenses that we did not incur as a private company, and our administrative staff is required to perform additional tasks. For example, we have increased the size of our accounting staff, updated our accounting systems and procedures, revised the roles and duties of our board committees, retained a transfer agent, adopted an insider trading policy and disclosure controls and procedures and are bearing all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. Changing laws, regulations and standards relating to corporate governance and public disclosure, and related regulations implemented by the SEC and The NASDAQ Global Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We are investing resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

USE OF PROCEEDS

          This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus or a prospectus supplement. We will not receive any of the proceeds from the sale of the common stock. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus or a prospectus supplement if the warrants are exercised for cash. The warrants may expire without being exercised or may be exercised on a net exercise basis. Even if some or all of these warrants are exercised for cash, we cannot predict when we would receive the proceeds.

          We used the net proceeds from the prior issuances of our common stock included in this prospectus or a prospectus supplement, and we intend to use any net proceeds from the exercise of the outstanding warrants for shares of common stock covered by this prospectus or a prospectus supplement, to support the anticipated commercialization of version 2.0 of the TGS and our MAKO-branded bicompartmental implant and disposable products, for continuing research and development of our future products and for the continuing expansion of operations and working capital to support growth.

          We have agreed to bear all expenses (other than direct expenses incurred by the selling stockholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We have incurred total expenses in connection with this offering of approximately $50,000 and have received no offering proceeds.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market for Our Common Stock

          Our common stock began trading on The NASDAQ Global Market under the symbol “MAKO” on February 14, 2008. Prior to that date, there was no identifiable public market for our common stock. The following table shows the high and low sale prices for our common stock as reported on The NASDAQ Global Market for the periods indicated.

	High	Low

2008
First Quarter (February 14, 2008 to March 31, 2008)	$11.99	$8.36
Second Quarter (Ended June 30, 2008)	$9.49	$7.00
Third Quarter (Ended September 30, 2008)	$8.45	$6.29
Fourth Quarter (Through December 5 , 2008)	$9.75	$5.23

          Our stock transfer records indicated that as of December 5 , 2008, there were approximately 59 holders of record of our common stock.

Dividend Policy

          We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

SELLING STOCKHOLDERS

          On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 12,980,951 shares of our common stock, 11,368,047 of which are issued and outstanding, and 1,612,904 of which are issuable upon exercise of common stock purchase warrants held by the selling stockholders. Of the issued and outstanding shares of common stock, 4,916,434 were issued upon conversion of our previously outstanding shares of Series A, Series B and Series C Convertible Preferred Stock. We are registering those shares under this prospectus pursuant to a Second Amended and Restated Registration Rights Agreement, dated as of February 6, 2007, and further amended as of October 31, 2008, that was entered into between us and the selling stockholders in connection with the issuance of our Series A, B and C Convertible Preferred Stock. The remaining 6,451,613 issued and outstanding shares of common stock, and the common stock purchase warrants, were issued in a private placement that closed on October 31, 2008. We are registering those shares, and the shares underlying those warrants, under this prospectus pursuant to the Securities Purchase Agreement, dated October 28, 2008, that was entered into between us and the selling stockholders in connection with the private placement.

          We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “Plan Of Distribution.”

          The table below lists the selling stockholders and information regarding their ownership of common stock as of November 21, 2008:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Registered for Sale(1)(2)	Shares Owned After Sale of Registered Shares(2)

			Number	Percentage(3)

Christopher C. Dewey(4)	2,293,311	757,387	1,535,924	6.16%

Frederic H. Moll, M.D.(5)	131,812	118,183	13,629		*

Maurice R. Ferré, M.D.(6)	861,416	17,065	844,351	3.39%

Lumira Capital I Limited Partnership(7)	1,188,312	1,188,312	0	—

Lumira Capital I Quebec Limited Partnership(7)	418,664	418,664	0	—

MLII Co-Investment Fund NC Limited Partnership(7)	282,685	282,685	0	—

MK Investment Company(8)	1,888,666	1,888,666	0	—

MediTech Advisors LLC(9)	139,383	134,383	5,000		*

Ziegler MediTech Equity Partners(9)	885,606	875,606	10,000		*

Aperture Capital III, L.P.(10)	387,097	387,097	0	—

Alta Partners VIII, L.P.(11)	1,656,643	1,656,643	0	—

Montreux Equity Partners IV, L.P.(12)	2,044,033	2,044,033	0	—

Montreux IV Associates, L.L.C.(12)	144,371	144,371	0	—

Skyline Venture Partners V, L.P.(13)	3,067,856	3,067,856	0	—

* Less than 1.0%.

(1) Includes shares of common stock issuable pursuant to the common stock purchase warrants, which will become exercisable on April 29, 2009.

(2) Assumes that the stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3) The percentage of common stock beneficially owned is based on 24,930,943 shares of common stock outstanding on November 21, 2008, and with respect to each stockholder, assumes the exercise of any warrants and options owned by such stockholder, but not the exercise of any other outstanding options or warrants.

(4) Mr. Dewey has served as one of our directors since our inception in November 2004. Consists of 883,411 shares held by Mr. Dewey directly, which includes 117,634 shares that Mr. Dewey has the right to acquire through the exercise of warrants, together with 1,409,900 shares held by Z-KAT, Inc., of which he is deemed to be the indirect beneficial owner. The board of directors of Z-KAT, Inc. is comprised of John Whitman, Mike Fong, Ellen Shih, Fernando Tapia, Mark Sinnreich and Mr. Dewey. Mr. Dewey is also acting Chief Executive Officer of Z-KAT, Inc. Mr. Dewey and the other members of Z-KAT’s board of directors may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(5) Dr. Moll has served as one our directors since August 2007. Includes 19,344 shares that Dr. Moll has the right to acquire through the exercise of warrants.

(6) Dr. Ferré is our founding President, Chief Executive Officer and current Chairman of our board of directors. Consists of 741,075 shares of restricted common stock (of which 301,259 shares were unvested) issued to Dr. Ferré in connection with his employment, 17,065 shares of unrestricted common stock purchased by Dr. Ferré, 49,504 shares of restricted common stock held by MMF Holdings, LLC, an entity owned by Dr. Ferré’s parents, 48,141 shares that Dr. Ferré has the right to acquire through the exercise of vested options and 5,631 shares that Dr. Ferré has the right to acquire through the exercise of warrants. Of his 439,816 vested shares of restricted common stock, Dr. Ferré has pledged 125,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(7) Gerald A. Brunk, who has served as one of our directors since October 2006, is Senior Vice President/Managing Director of Lumira Capital Corp. The general partner of Lumira Capital I Limited Partnership (“LC I”) is Lumira Capital I (GP) Inc. The general partner of Lumira Capital I Quebec Limited Partnership (“LCIQ”) is Lumira Capital I (QGP) Inc. The general partner of MLII Co-Investment Fund NC Limited Partnership (“MLII.NC”) MLII (NCGP) Inc. Lumira Capital Management Corp. (“Lumira Management”), a subsidiary of Lumira Capital Corp., may be deemed to share voting and investment power over the shares held by LC I pursuant to a management agreement with LC I. Lumira Management also provides services to each of LCIQ and MLII.NC. The directors of Lumira Capital Corp. are Michael Burns, Kenneth Horton, James Oborne and Peter van der Velden. The directors of Lumira Management, Lumira Capital I (GP) Inc., and MLII (NCGP) Inc. are Stephen Cummings and Peter van der Velden. The directors of Lumira Capital I (QGP) Inc. are Bernard Coupal, Murray Ducharme, Maurice Forget, Jean Page and Peter van der Velden. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc. and each of the individuals may be deemed to share voting and investment power over these shares. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc., Lumira Management, Lumira Capital Corp., Mr. Brunk and each of the other individuals disclaim beneficial ownership of such shares, except to the extent of its, his or her pecuniary interest.

(8) Marcelo G. Chao, who has served as one of our directors since February 2007, is a Managing Director of The Exxel Group, and affiliate of MK Investment Company (“MK Investment”). The directors of MK Investment are Mirta Carballal, Diego Muñoz, and Alfredo Arocena. Mr. Chao and the directors of MK Investment may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(9) S. Morry Blumenfeld, Ph.D., who has served as one of our directors since July 2005, is the founder of MediTech Advisors LLC and Meditech Advisors Management LLC, a member of Ziegler MediTech Partners LLC, which is the sole general partner of Ziegler MediTech Equity Partners LP. The partners of MediTech Advisors LLC are Eitan Machover, Samuel Cubac, Grosvenor LLC and Allandale Ltd. The members of Grosvenor LLC are Dr. Blumenfeld and certain of his family members. The general partner of Ziegler MediTech Equity Partners LP is Ziegler MediTech Partners, LLC. The board of managers of Ziegler MediTech Partners LLC consists of Dr. Blumenfeld, Eitan Machover, Sam Cubac, S. Charles O’Meara, Donald I. Grande and Thomas S. Ross. The partners of MediTech Advisors LLC and Dr. Blumenfeld and the other directors of Ziegler MediTech Partners LLC may be deemed to share voting and investment power over the shares held by MediTech Advisors LLC and Ziegler MediTech Equity Partners LP. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(10) Does not include 812,377 shares of common stock held by Aperture Capital II, L.P. Aperture Venture Partners LLC is the general partner of Aperture Capital II, L.P. and Aperture Capital III, L.P. Paul E. Tierney, Jr., Thomas P. Cooper, Eric H. Sillman and Matthew S. Tierney are the members of Aperture Venture Partners LLC, and may be deemed to share voting and investment power over the shares held by each of Aperture Capital II, L.P. and Aperture Capital III, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(11) Alta Partners Management VIII, LLC (“APM VIII”), the general partner of Alta Partners VIII, L.P. (“AP VIII”), and Daniel Janney, Guy Nohra and Farah Champsi, the managing directors of APM VIII, may be deemed to share voting and investment power over the shares held by AP VIII. APM VIII and each of its managing directors disclaim beneficial ownership of the shares, except to the extent of its, his or her pecuniary interest.

(12) John Savarese, M.D., who has served as one of our directors since October 2008, Daniel K. Turner III, Howard D. Palefsky and Manish Chapekar are the managers of Montreux Equity Management IV, LLC (“MEM IV”), the sole general partner of each of Montreux Equity Partners IV, L.P. and Montreux IV Associates IV, L.L.C. and may be deemed to share voting and investment power over the shares held by each of Montreux Equity Partners IV, L.P. and Montreux IV Associates, L.L.C. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(13) John Freund, M.D., who has served as one of our directors since October 2008, is a Managing Director of Skyline Venture Management V, LLC, the general partner of Skyline Venture Partners V, L.P., and may be deemed to share voting and investment power over the shares held by Skyline Venture Partners V, L.P. Dr. Freund disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

PLAN OF DISTRIBUTION

          The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment or supplement to this prospectus under the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment or supplement to this prospectus under the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

          The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.001 per share, and 27,000,000 shares of preferred stock, par value $0.001 per share.

          The following is a summary of the rights of our common stock and preferred stock. This summary is not complete and is qualified in its entirety by reference to applicable Delaware law, our third amended and restated certificate of incorporation and our fourth amended and restated bylaws. See “Where You Can Find More Information.”

Common Stock

          Outstanding Shares and Voting Rights. As of November 21, 2008, 24,930,943 shares of our common stock were outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our third amended and restated certificate of incorporation and fourth amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

          Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

          Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

          Rights and Preferences. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

          Fully Paid and Nonassessable. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

          Under the third amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 27,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

          Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Warrants

          As of November 21, 2008, warrants exercisable for a total of 2,075,620 shares of our common stock were outstanding. Of these, warrants to purchase 190,457 shares of our common stock were issued to Z-KAT in exchange for the license of intellectual property and transfer of other assets. Pursuant to an exchange agreement between us, Z-KAT and certain creditors of Z-KAT, Z-KAT transferred the warrants for our common stock and a certain portion of the transferred Series A convertible preferred stock to the creditors in exchange for such creditors’ cancellation of outstanding debt.

          Warrants to purchase 272,259 shares of our common stock were purchased by purchasers of our Series A convertible preferred stock for cash consideration of $0.03 per share. These warrants are immediately exercisable at an exercise price of $3.00 per share and will expire ten years after the date of issuance. These warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of common stock based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications.

          Warrants to acquire 1,290,323 shares of our common stock, at an exercise price of $7.44 per share, were purchased by certain accredited investors in connection with their purchase of shares of our common stock in October 2008 for cash consideration of $0.125 per warrant. These warrants become exercisable on April 29, 2009, will be exercisable for cash or by net exercise and have a term of seven years. Certain of the investors also received a second tranche of warrants to purchase 322,581 shares of our common stock, at an exercise price of $6.20 per share, that will become exercisable upon the earlier of our exercise of a call right to require certain of the investors to purchase additional warrants and shares of our common stock and the expiration of the call right. In addition to the warrants purchased upon exercise of the call right, these investors may receive an incremental number of additional warrants with the same exercise price if certain conditions are met. The additional warrants purchased and the incremental warrants will be immediately exercisable, if they are issued. The warrants issued in October 2008 contain, and the additional or incremental warrants will contain, provisions for the adjustment of exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits or stock combinations, recapitalizations, reorganizations or reclassifications.

Delaware Anti-Takeover Law and Provisions of our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws

          Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 generally defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of either the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation with the effect of increasing the proportionate share of stock of the corporation; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

          In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

          Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws. Provisions of our third amended and restated certificate of incorporation and fourth amended and restated bylaws, which will become effective upon the completion of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our third amended and restated certificate of incorporation and fourth amended and restated bylaws:

•

permit our board of directors to issue up to 27,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the board of directors; and

•

provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

          Except as otherwise provided, the amendment of any of these provisions would require approval by the holders of at least a majority of our then outstanding common stock, voting as a single class.

Nasdaq Global Market Listing

          Our common stock is listed on The NASDAQ Global Market under the symbol “MAKO.”

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services. The transfer agent and registrar’s address is 480 Washington Blvd., Jersey City, New Jersey, 07310.

LEGAL MATTERS

          Foley & Lardner LLP will pass upon the validity of the common stock being offered by this prospectus.

EXPERTS

          The financial statements of MAKO Surgical Corp. appearing in MAKO Surgical Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Some items are omitted in accordance with the rules and regulations of the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington DC, 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

          We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus; and

•	we are disclosing important information to you by referring you to those documents.

          We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008; and September 30, 2008; and

•

our Current Reports on Form 8-K filed February 26, 2008; March 17, 2008; April 29, 2008 (with respect to Items 5.02 and 9.01 thereto, but not with respect to Item 2.02 or Exhibit 99.1 thereto); July 25, 2008; and October 30, 2008.

          We will provide to each person to whom a prospectus is delivered a copy of any of these filings, at no cost, upon written or oral request directed to us at the following address or telephone number:

Investor Relations
MAKO Surgical Corp.
2555 Davie Road
Ft. Lauderdale, FL 33317
(954) 927-2044
investorrelations@makosurgical.com

You can also find these filings on our website at www.makosurgical.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

12,980,951 Shares of Common Stock

MAKO Surgical Corp.

Prospectus

, 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.        Other Expenses of Issuance and Distribution.

          The aggregate estimated expenses in connection with the sale of the shares of common stock being registered hereby are currently anticipated to be as follows (all amounts are estimated). All expenses of the offering will be paid by the MAKO Surgical Corp. (the “Registrant”).

	Amount

Securities and Exchange Commission registration fee	$4,403.00	(1)
Printing expenses	1,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	20,000.00
Miscellaneous	4,597.00

Total	$50,000.00

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933.

Item 14.        Indemnification of Directors and Officers.

          The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s third amended and restated certificate of incorporation and fourth amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit,

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payment of dividends or redemption of shares, or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

          The Registrant’s third amended and restated certificate of incorporation includes such a provision.

          Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

          At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.        Recent Sales of Unregistered Securities.

          The following sets forth information regarding all unregistered securities sold within the past three years, except as otherwise noted (without, except as otherwise noted, giving effect to the one-for-3.03 reverse split of the Registrant’s common stock effected on February 8, 2008):

•

Since inception through November 21, 2008, the Registrant granted stock options pursuant to its 2004 Stock Incentive Plan to purchase 1,992,383 shares of common stock and 776,319 shares of restricted stock awards to employees, consultants and directors under its 2004 Stock Incentive Plan, which makes available an aggregate of 2,830,033 shares of common stock, after giving effect to the one-for-3.03 reverse split of the Registrant’s common stock effected on February 8, 2008. Of the options covering 1,992,383 shares of common stock, options covering 87,028 shares have been cancelled without being exercised, 44,003 have been exercised and 1,861,352 remain outstanding. The issuance of these options was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering, and pursuant to Rule 701 under the Securities Act.

•

In July 2005, the Registrant issued an aggregate of 15,151,516 shares of its Series B redeemable convertible preferred stock to 47 purchasers, at $1.32 per share, for an aggregate purchase price of approximately $20 million in a private placement. These transactions were exempt from registration under Section 4(2) of the Securities Act. Upon completion of the Registrant’s initial public offering, these shares of preferred stock automatically converted into shares of common stock.

•

In February 2007, the Registrant issued an aggregate of 13,513,514 shares of its Series C redeemable convertible preferred stock to 47 purchasers, at $2.22 per share, for an aggregate purchase price of approximately $30 million in a private placement. These transactions were exempt from registration under Section 4(2) of the Securities Act. Upon completion of the Registrant’s initial public offering, these shares of preferred stock automatically converted into shares of common stock.

•

On October 31, 2008, the Registrant sold in a private placement an aggregate of, giving effect to the one-for-3.03 reverse split of the Registrant’s common stock effected on February 8, 2008, 6,451,613 shares of its common stock and warrants to acquire 1,290,323 additional shares of its common stock, at an exercise price of $7.44 per share, in exchange for cash of $6.20 per share and $0.125 per warrant, to eleven accredited investors. This transaction was exempt from registration under Section 4(2) of the Securities Act.

Item 16.        Exhibits and Financial Statement Schedules.

(a)	Exhibits.

          The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Item 17.        Undertakings.

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

(ii)

That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on the 8 th of December , 2008.

MAKO SURGICAL CORP.

By:	/s/ Maurice R. Ferré

Maurice R. Ferré, M.D.
President, Chief Executive Officer and Chairman of the Board

          Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the r egistration s tatement has been signed by the following persons in the capacities indicated below on December 8 , 2008.

Signature	Title

/s/ Maurice R. Ferré	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

Maurice R. Ferré, M.D.

/s/ Fritz L. LaPorte	Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer )

Fritz L. LaPorte

*	Director

S. Morry Blumenfeld, Ph.D.

*	Director

Gerald A. Brunk

*	Director

Marcelo G. Chao

*	Director

Christopher C. Dewey

*	Director

Charles W. Federico

*	Director

John G. Freund, M.D.

S-1

Signature	Title

*	Director

Frederic H. Moll, M.D.

*	Director

William D. Pruitt

*	Director

John J. Savarese, M.D.

* By:	/s/	Maurice R. Ferré
Maurice R. Ferré, M.D. Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit Number	Document Description

(3.1)	Third Amended and Restated Certificate of Incorporation of the Registrant, dated February 20, 2008 (1)

(3.2)	Fourth Amended and Restated Bylaws of the Registrant effective as of October 31, 2008 (2)

(4.1)	Second Amended and Restated Registration Rights Agreement, dated February 6, 2007, between the Registrant and certain of its stockholders (3)

(4.2)	Amendment to Second Amended and Restated Registration Rights Agreement, dated as of October 28, 2008 (2)

(4.3)	Securities Purchase Agreement, dated as of October 28, 2008, by and among the Registrant and the Investors named therein (2)

(4.4)	Form of Warrant (2)

(4.5)	Form of Call Warrant (2)

(4.6)	Form of Second Closing Warrant (2)

(4.7)	Form of Call Exercise Warrant (2)

(4.8)	Form of Voting Agreement (2)

(5)	Opinion of Foley & Lardner LLP (including consent of counsel) (4)

(10.1)	Form of Indemnity Agreement for Directors and Executive Officers (3)

(10.2)+	2004 Stock Incentive Plan and forms of agreements related thereto (3)

(10.3)+	2008 Omnibus Incentive Plan (3)

(10.4)+	2008 Employee Stock Purchase Plan and forms of agreements related thereto (3)

(10.5)+	Amended Employment Agreement, dated as of November 12, 2007, by and between the Registrant and Maurice R. Ferré, M.D (3)

(10.6)+	Employment Agreement, dated as of January 1, 2005, by and between the Registrant and Fritz L. LaPorte (3)

(10.7)+	Amendment to Employment Agreement, dated as of February 5, 2007, by and between the Registrant and Fritz L. LaPorte (3)

(10.8)+	Employment Agreement, dated as of January 1, 2005, by and between the Registrant and Rony Abovitz (3)

(10.9)+	Amendment to Employment Agreement, dated as of February 5, 2007, by and between the Registrant and Rony Abovitz (3)

Exhibit Number	Document Description

(10.10)+	Employment Agreement, dated as of January 1, 2005, by and between the Registrant and Menashe R. Frank (3)

(10.11)+	Amendment to Employment Agreement, dated as of February 5, 2007, by and between the Registrant and Menashe R. Frank (3)

(10.12)+	Employment Agreement, dated as of May 15, 2006, by and between the Registrant and Steven J. Nunes (3)

(10.13)+	Amendment to Employment Agreement, dated as of February 5, 2007, by and between the Registrant and Steven J. Nunes (3)

(10.14)#	Consulting Agreement, by and between the Registrant and Thomas M. Coon, M.D., dated as of April 6, 2007 (3)

(10.15)#	Consulting Agreement, by and between the Registrant and Martin W. Roche, M.D., dated August 12, 2005 (3)

(10.16)#	Amendment to Consulting Agreement, by and between the Registrant and Martin W. Roche, M.D., dated as of July 6, 2007 (3)

(10.17)#	Development Agreement, by and between the Registrant and Martin W. Roche, M.D., dated as of July 6, 2007 (3)

(10.18)#	License Agreement, dated December 17, 2004, by and between the Registrant and Z-KAT, Inc. (3)

(10.19)	Asset Contribution Agreement, dated December 17, 2004, by and between the Registrant and Z-KAT, Inc. (3)

(10.20)#	Addendum to Asset Contribution Agreement, dated December 28, 2006, by and between the Registrant and Z-KAT, Inc. (3)

(10.21)	Amendment to Addendum to Asset Contribution Agreement, dated April 28, 2007, by and between the Registrant and Z-KAT, Inc. (3)

(10.22)#	License Agreement, by and between the Registrant, International Business Machines Corporation and Z-KAT, Inc., dated as of March 29, 2006 (3)

(10.23)#	License Agreement, by and between the Registrant and Integrated Surgical Systems, Inc., dated September 1, 2005 (3)

(10.24)#

Sublicense Agreement, by and between the Registrant and SensAble Technologies, Inc., dated as of May 24, 2006, as amended and supplemented by that certain letter dated May 23, 2007 from SensAble Technologies, Inc. and by that certain letter dated May 23, 2007 from Registrant (3)

(10.25)#	Research Agreement, by and between the Registrant and University of Florida Board of Trustees, dated as of February 10, 2005 (3)

(10.26)#	Amendment to Research Agreement, by and between the Registrant and the University of Florida Board of Trustees, dated as of August 15, 2007 (3)

Exhibit Number	Document Description

(10.27)#	Exclusive License Agreement, by and between the Registrant and University of Florida Research Foundation, dated August 15, 2007 (3)

(10.28)#	Supply Agreement, by and between the Registrant and Trigon Incorporated, dated as of September 13, 2005 (3)

(10.29)	License Agreement, by and between the Registrant and Trigon Incorporated, dated September 14, 2005 (3)

(10.30)#	Supply Agreement, by and between the Registrant and Encore Medical, L.P., dated as of February 28, 2007 (3)

(10.31)#	License Agreement, by and between the Registrant and Encore Medical, L.P., dated as of December 14, 2006 (3)

(10.32)#	Manufacturing Supply Agreement, by and between the Registrant and Symmetry Medical, dated as of July 26, 2007 (3)

(10.33)	Letter of Agreement, by and between the Registrant and The Anspach Effort, Inc., dated as of July 6, 2007 (3)

(10.34)	Multi-Tenant Lease, by and between the Registrant and Westport Business Park Associates LLP, last dated January 31, 2006 (3)

(10.35)#	Development Agreement by and between the Registrant and Pro-Dex, Inc., dated December 12, 2007 (3)

(10.36)+	Form of Incentive Stock Option Agreement related to the 2008 Omnibus Incentive Plan (5)

(10.37)+	Employment Agreement between MAKO Surgical Corp. and Duncan Moffat, effective as of April 28, 2008 (6)

(10.38)+	Summary of 2007 — 2008 Metrics Scorecard Cash Bonus Plan (6)

(10.39)+	Form of Non-Qualified Stock Option Agreement for awards under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan (6)

(10.40)+	Form of Restricted Stock Unit Agreement for awards under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan (6)

(10.41)+	Form of Subscription Agreement for subscriptions under the MAKO Surgical Corp. 2008 Employee Stock Purchase Plan (6)

(10.42)+	MAKO Surgical Corp. 2008 Leadership Cash Bonus Plan (7)

(10.43)+	Second Amendment to Employment Agreement between MAKO Surgical Corp. and Steven J. Nunes, effective as of July 21, 2008 (7)

(23.1)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5))(4) .

(23.2)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (8) .

Exhibit Number	Document Description

(24)	Power of Attorney (4).

Documents incorporated by reference to filings made by MAKO Surgical Corp. under the Securities Exchange Act of 1934, as amended, are under Securities and Exchange Commission (“SEC”) File No. 001-33966.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 31, 2008.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 30, 2008.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on September 19, 2007.

(4)	Previously filed .

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 26, 2008.

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on April 29, 2008.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on July 25, 2008.

(8)	Filed herewith.

+	Indicates management contract or compensatory plan.

#	Portions of the exhibit have been omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the SEC.